EXHIBIT 5.0


                                 BLACKROCK, INC.
                                345 PARK AVENUE
                              NEW YORK, NY  10154


                                           March 14, 2000



 BlackRock, Inc.
 345 Park Avenue
 New York, NY 10154

 Ladies and Gentlemen:

           I am general counsel of BlackRock, Inc., a Delaware corporation (the "Company"). In connection with the issuance and grant or sale from time to time by the Company of up to 5,305,553 shares of class A common stock, par value $0.01 per share, of the Company (the "Common Stock") pursuant to the (1) BlackRock, Inc. 1999 Stock Award and Incentive Plan (the "Incentive Plan"); (2) BlackRock, Inc. Amended and Restated Long-Term Deferred Compensation Plan (the "Deferred Compensation Plan"); and (3) BlackRock International, Ltd. Amended and Restated Long-Term Deferred Compensation Plan (the "International Deferred Compensation Plan" and collectively, the "Plans"), I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of each of
 (i) the Registration Statement on Form S-8 relating to an aggregate of 5,305,553 shares of Common Stock (the "Registration Statement"), (ii) the Plans, as approved by the Board of Directors of the Company, (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (iv) the Amended and Restated Bylaws of the Company, as amended to date, (v) Amendment No. 1 to the Amended and Restated Bylaws,
 (vi) resolutions of the Board relating to the proposed issuance and registration of an aggregate of 5,305,553 shares of Common Stock, and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

           This opinion is delivered in accordance with the requirements of
 Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

           I am admitted to the bar in the State of New York, and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America to the extent referred to specifically herein.

           Based upon the foregoing, I am of the opinion that:

 (1) The 5,305,553 shares of Common Stock reserved for issuance pursuant to the Plans as of the date hereof (prior to any adjustment for subsequent events pursuant to the Plans) have been duly authorized and, when so issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable; and

 (2) The obligations of the Company under the Plans are binding obligations of the Company.

           I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as Exhibit 5.0 to the Registration Statement. I also consent to be named in the Registration Statement under the heading "Interests of Named Experts and Counsel". In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                               Very truly yours,

                               /s/ Robert P. Connolly
                               -----------------------------
                               Robert P. Connolly
                               General Counsel